Exhibit 21.1

Subsidiaries of KBS Legacy as of February 23, 2015

KBS Legacy Partners Crystal LLC	KBS Legacy Partners Lombard LLC
KBS Legacy Partners Dakota Hill LLC	KBS Legacy Partners Millennium LLC
KBS Legacy Partners Grand LLC	KBS Legacy Partners Pikesville LLC
KBS Legacy Partners Greer LLC	KBS Legacy Partners Poplar LLC
KBS Legacy Partners Greer Land LLC	KBS Legacy Partners Properties LLC
KBS Legacy Partners Holdings LLC	KBS Legacy Partners Watertower LLC
KBS Legacy Partners Limited Partnership	KBS Legacy Partners Wesley LLC
KBS Legacy Partners Lofts LLC	KBS Legacy Partners Wesley Land LLC